UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities and Exchange Act of 1934

Date of Report: September 1, 2015

(Date of earliest event reported)

CAFEPRESS INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35468	94-3342816
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. employer identification number)

6901 A Riverport Drive, Louisville, Kentucky 40258

(Address of principal executive offices, including zip code)

(502) 995-2258

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On September 1, 2015, CafePress Inc. and its subsidiary EZ Prints, Inc. (collectively the “Company”) completed the closing of the previously announced sale of the assets of its EZ Prints, Inc. business (the “Business”), which provides, primarily, the white label production and fulfillment of photo based products, pursuant to the asset purchase agreement with EZ Prints Holdings Inc. (“EZ Prints”) dated August 24, 2015.

Pursuant to the Asset Purchase Agreement, the Company received $100,000 at closing with the right to receive an additional $500,000 on or before December 31, 2018, pursuant to a promissory note executed at closing. In connection with the Asset Purchase Agreement, the Company also entered into a transition services agreement, a license agreement whereby the Company continues to have the right to use certain software and cross fulfillment agreements whereby each party agreed to fulfill certain products for the other party. The transaction did not require a vote of the Company’s stockholders. Vincent Sarrecchia, the chief executive officer of the buying entity previously served as the interim CEO of the Business pursuant to a consulting agreement with the Company.

The above description of the Asset Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Asset Purchase Agreement, which is filed as Exhibit 10.1 to CafePress’ Current Report on Form 8-K dated August 25, 2015 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

2.1	Asset Purchase Agreement, dated as of August 24, 2015, by and between CafePress Inc. and its Subsidiary EZ Prints, Inc. and EZ Prints Holdings, Inc. (incorporated by reference to Exhibit 10.1 to CafePress’ Current Report on Form 8-K dated August 25, 2015).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: September 4, 2015	CafePress Inc.

	By:	/s/ Garett Jackson
Garett Jackson
Chief Financial Officer